Exhibit 99.1

Ignyta Announces First Quarter 2014

Company Highlights and Financial Results

May 12, 2014 7:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), an oncology precision medicine biotechnology company, today announced company highlights and financial results for the first quarter ended March 31, 2014.

“Since the beginning of 2014, we have made solid progress in developing improved treatment options for cancer patients with our proprietary drug candidates and expanding our integrated Rx/Dx discovery and development capabilities,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We advanced the ongoing, Italy-based ALKA-372-001 Phase I clinical trial of RXDX-101, our proprietary oral tyrosine kinase inhibitor targeting solid tumor indications. We also filed an IND for STARTRK-1, a new Phase I/II clinical trial of this product candidate, which was accepted by the U.S. FDA. Importantly, we continued to build an incredibly talented team and strengthened our financial resources through our first underwritten public offering, further enabling our vision of becoming a leading precision medicine biotechnology company.”

“In addition, we recently announced that an abstract regarding the presentation of interim results from the initial Phase I clinical trial of RXDX-101 was selected for an oral presentation at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) on May 31, 2014,” continued Dr. Lim. “We are looking forward to sharing updated data from this clinical trial at this prestigious scientific forum.”

Company Highlights

IND Submission for RXDX-101

In February 2014, the company announced that it had submitted an Investigational New Drug application (IND) to the U.S. Food and Drug Administration (FDA) for RXDX-101. The IND became active with the FDA in March 2014.

The company is planning to launch a new, global Phase I/II clinical trial of RXDX-101 to be called STARTRK-1, which stands for Study Targeting ALK, ROS1 or TRKA/B/C. This trial will be a Phase I/II, multicenter, single-arm, open-label clinical trial of oral RXDX-101 in adult patients with locally advanced or metastatic cancer detected to be positive for relevant molecular alterations. The company anticipates that this trial will involve clinical sites in the United States, Europe, and possibly Asia.

ASCO Presentation

Interim results as of May 2014 from the ongoing Phase I clinical trial of RXDX-101, Ignyta’s proprietary oral tyrosine kinase inhibitor targeting solid tumor indications, will be presented as an oral presentation at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) on May 31, 2014 in Chicago, Illinois. Details of the presentation are as follows:

Date/time:	Saturday, May 31, 2014, 1:39 PM—1:51 PM, Central time
Title:	Phase 1 open label, dose escalation study of RXDX-101, an oral pan-Trk, ROS1, and ALK inhibitor, in patients with advanced solid tumors with relevant molecular alterations. (Abstract number 2502)
Presenter:	Filippo G. De Braud, M.D., Fondazione IRCCS Istituto Nazionale dei Tumori
Session:	Developmental Therapeutics—Clinical Pharmacology and Experimental Therapeutics.

Financing

In March 2014, the company issued an aggregate of 6,031,750 shares of its common stock in an underwritten public offering at a purchase price per share of $9.15, which resulted in aggregate net proceeds of approximately $51.6 million and enabled the company to up-list to the Nasdaq Capital Market.

First Quarter 2014 Financial Results

For the first quarter of 2014, net loss was $4.1 million, or $0.28 per share, compared with $1.0 million, or $1.55 per share, for the first quarter of 2013.

As a development stage pharmaceutical company, Ignyta had no revenues during the first quarter of 2014 or 2013.

Research and development expenses for the first quarter of 2014 were $2.2 million, compared with $0.6 million for the first quarter of 2013. The increase was primarily due to an increase in activities relating to the development of RXDX-101 and the company’s Spark discovery programs and platform technologies. The increase between periods was also due to personnel and facilities expenses.

General and administrative expenses were $1.8 million for first quarter of 2014, compared with $0.4 million for first quarter of 2013. The increase was primarily caused by increases in personnel costs, as well as costs relating to the legal, investor relations, intellectual property and audit functions, some of which resulted from operating as a public company and completion of the company’s March 2014 public offering of common stock. Facilities expenses also increased on a year-over-year basis.

At March 31, 2014, the company had cash, cash equivalents and marketable securities totaling $100.4 million and current and long-term debt of $10.0 million. At December 31, 2013, the company had cash and cash equivalents totaling $51.8 million and current and long-term debt of $10.0 million.

Conference Call Information

On Monday, May 12, 2014, the company will host a conference call with interested parties beginning at 9:00 a.m. ET (6:00 a.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast at http://www.media-server.com/m/p/yhoejjev, or on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at both sites for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 41903349.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for RXDX-101 and its other product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Its goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. The company’s present focus is on the development of RXDX-101, its proprietary oral tyrosine kinase inhibitor that targets solid tumor indications, and advancing its novel Spark discovery programs that leverage its proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the progress of and data from Ignyta’s clinical trials and other studies; the company’s financial position and results of operations, including any projections relating to such position or future results; the company’s novel technologies and methods; and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; the potential for final results of any Phase I/II clinical trial of RXDX-101 to differ from the preliminary results; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Zachary Hornby

CFO and Vice President, Corporate Development

858-255-5959

zh@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC. AND SUBSIDIARY

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended March 31,
	2014	2013
	(in thousands, except per share data)

Operating costs and expenses
Research and development	2,183	636
General and administrative	1,756	376

Total operating costs and expenses	3,939	1,012

Loss from operations	(3,939)	(1,012)

Other expense	(163)	(1)
Loss before income tax	(4,102)	(1,013)

Income tax provision	5	2

Net loss	$(4,107)	$(1,015)

Basic and diluted net loss per share	$(0.28)	$(1.55)

Shares used to calculate net loss per share	14,501	653

IGNYTA, INC. AND SUBSIDIARY

SUMMARY CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2014	2013
	(in thousands)
ASSETS
Cash and cash equivalents	$52,598	$51,804
Short term investments	25,450	—
Prepaid expenses and other current assets	826	671

Total current assets	78,874	52,475
Fixed assets, net	845	831
Long term investments	22,333	—
Other assets	13	13

Total assets	$102,065	$53,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,115	$812
Accrued expenses and other liabilities	1,048	590
Notes payable, current portion	758	—
Warrant liability	158	129

Total current liabilities	3,079	1,531
Notes payable, net of current portion and discount	8,267	8,950
Other liabilities	1,050	1,050

Total liabilities	12,396	11,531
Total stockholders’ equity	89,669	41,788

Total liabilities and stockholders’ equity	$102,065	$53,319